Compound Projects, LLC 1-A

Exhibit 15b.1

APPRAISAL OF REAL PROPERTY

LOCATED AT:

68 SE 6TH ST

REACH CONDO UNIT 1805 UNDIV 0.1011% INT IN COMMON ELEMENTS

MIAMI, FL 33131

FOR:

Compound Asset Management, Inc.

20 Clinton St

New York, NY 10002

AS OF:

10/21/2019

BY:

Rene Iglesias

St.Cert.Res.REA.RD 2661

600 Biltmore Way Suite 906, Coral Gables FL 33134
Ph:(305) 803-7779
renei@me.com

Form GA3 - "TOTAL" appraisal software by a la mode, inc. - 1-800-ALAMODE

 Form GPCONDA - "TOTAL" appraisal software by a la mode, inc. - 1-800-ALAMODE

 Form GPCONDA - "TOTAL" appraisal software by a la mode, inc. - 1-800-ALAMODE

 Form GPCONDA - "TOTAL" appraisal software by a la mode, inc. - 1-800-ALAMODE

 Form GPCONDA - "TOTAL" appraisal software by a la mode, inc. - 1-800-ALAMODE

Supplemental Addendum	File No. 101931
Client	Compound Asset Management, Inc.
Property Address	68 SE 6TH ST
City	MIAMI	County	Miami-Dade	State	FL	Zip Code	33131
Owner	HARLEY HINES & NICHOLE HINES

About Brickell City Center:

Brickell City Centre is a $1.05 billion shopping and mixed-use project in Miami, Florida. It span up to five blocks to the west of Brickell Avenue and to the south of the Miami River, in the Brickell district of Greater Downtown. It is anchored by a 107,000 square-foot Saks Fifth Avenue, Cinemex, and Italian food hall. The project is located between 7th and 8th Streets on both sides of South Miami Avenue and east of South Miami Ave on the north side of 7th Street. Additionally, it may expand to develop two more blocks that Swire already owns at 700 Brickell Avenue and SE 6 Street.

The project has been a catalyst for development in the trendy Brickell neighborhood. In the direct vicinity of the project, many luxury hi-rise buildings were constructed. Arquitectonica, the architecture firm that designed the project was also chosen to create the Brickell Heights towers which are located between Brickell City Centre and the shops at Mary Brickell Village.

Towering over the five-story mall that covers the majority of three city blocks are three high rises, known as “EAST”, “Reach”, and “Rise”. Each is just over 500 feet (150 m) with about 45 floors. There is also a proposed tower known as One Brickell City Centre. Its height has been approved by the FAA and it would be the tallest building in Miami. The residential towers were “topped-out” in 2015 and began occupancy in 2016. There is also a plan for a more modest second phase tower known as “North Squared” that would be at SE 6 Street. Similarly to the first three towers, it would be a little over 500 feet (150 m) with just under 50 floors, as well as over 700 additional parking spaces than the several as part of the current underground garage.

APPRAISAL COMMENTS:

This is a Restricted Appraisal Report. It is to be used solely by the Client, The sole purpose of this appraisal report is to determine a fair market value.

There is no other Intended Use or Intended User.

SCOPE OF THE APPRAISAL

The appraisal is based on the information gathered by the appraiser from public records, computerized data bases, county appraisers office, building and zoning departments, other identified sources, inspection of the subject property and neighborhood, and selection of comparable sales within the market area, as obtained from these sources. The original source of the comparables is shown in the Data Source section of the market grid along with the source of confirmation, if available. The original source is presented first. The sources and data are considered reliable. When conflicting information was provided, the source deemed most reliable has been used. Data believed to be unreliable was not included in this report nor was used as a basis for the value conclusion.

If used in this report, the Reproduction Cost or Replacement Cost New is based on published cost indexes, such as Marshall & Swift’s Valuation Service, AppraiserBase and supplemented by the appraiser’s knowledge of the local market. Physical depreciation is based on the estimated effective age of the subject property, and a consideration of deferred maintenance. Functional and/or external depreciation if present, is specifically addressed in the appraisal report or addenda.

GENERAL COMMENTS

This is an appraisal report which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice for a Restricted appraisal report. As such, it represents only summary discussions of the data, reasoning and analysis that were used in the appraisal process to develop the appraiser’s opinion of market value. Supporting documentation that is not provided with the report concerning data, reasoning and discussion contained in this report is specific to the needs of the client and for the intended use stated in the report. The appraiser is not responsible for unauthorized use of this report.

SCOPE OF WORK

The scope of work for this appraisal report is defined by the complexity of this appraisal assignment and the reporting requirements of this appraisal report form. In undertaking this assignment, the appraiser has performed a complete visual inspection of the interior and exterior areas of the subject property, inspected the neighborhood, inspected each of the comparable sales (at least from the street), researched, verified and analyzed data from reliable public and/or private sources and reported the analysis, opinions and conclusions in this appraisal report. A complete visual inspection, for the purposes of this assignment, does not rise to the level of competence and expertise of a professional home inspection. As a result, a thorough, professional mechanical inspection of the subject has not been performed; the appraisal inspection does not include reporting unapparent and not readily visible conditions of the subject property during the inspection (ie. dampness, settlement, infestation, roofing, etc.) A professional inspection is recommended. Although there appeared to be no obvious, visible evidence of leaks in the roof, a general contractor and/or licensed roof inspector may be consulted. Please note that the appraiser is not a licensed general contractor. The appraiser specifically denies having any legal or specialized expertise or knowledge beyond that customarily falling within the purview of a real estate appraiser. As part of this assignment, the subject property owner was interviewed and, unless otherwise noted in this report, no information regarding unapparent deficiencies or conditions were disclosed; this information was relied upon by the appraiser in completing this report. If applicable, the contract for the sale of the subject property has been obtained and the information included therein has been analyzed so as to provide an explanation of the conditions, concessions, contingencies, etc contained in the contract for appraisal of market value purposes, and not for legal purposes.

Form TADD - “TOTAL” appraisal software by a la mode, inc. - 1-800-ALAMODE

Supplemental Addendum	File No. 101931
Client	Compound Asset Management, Inc.
Property Address	68 SE 6TH ST
City	MIAMI	County	Miami-Dade	State	FL	Zip Code	33131
Owner	HARLEY HINES & NICHOLE HINES

MARKET VALUE:

The Appraisal Institute’s The Dictionary of Real Estate Appraisal, 5th Edition, includes the following in its entry for “market value”:

The most widely accepted components of market value are incorporated in the following definition:

The most probable price that the specified property interest should sell for in a competitive market after a reasonable expo sure time, as of a specified date, in cash, or in terms equivalent to cash, under all conditions requisite to a fair sale, with the buyer and seller each acting prudently, knowledgeably, for self-interest, and assuming neither is under duress.

The Dictionary goes on to cite the definition of “market value” used by agencies that regulate federally insured financial institutions in the United States:

The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

•	Buyer and seller are typically motivated;

•	Both parties are well informed or well advised, and acting in what they consider their best interests;

•	A reasonable time is allowed for exposure in the open market;

•	Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

•	The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

CONDITION OF SUBJECT PROPERTY

In ascertaining and reporting the condition of the subject property, a complete interior and exterior inspection of the accessible areas of the property has been conducted; hidden, unapparent and not readily visible conditions have not been included. Observable conditions and deferred maintenance found during the inspection will be reported, including adverse conditions affecting the livability, soundness, structural integrity and marketability of the subject property.

ENVIRONMENTAL CONDITIONS

The appraiser is not an expert or professional in the identification and determination of hazardous substances, toxic materials, wastes, molds, pollutants, contaminants or other detrimental environmental conditions used in construction or otherwise present on/in the improvements, the site or the immediate vicinity. The appraiser assumes no responsibility for the analysis, engineering, testing or studies that might be required to determine the presence or absence of such substances or for loss as a result of the presence of such substances. The appraiser has performed an inspection of visible and accessible areas of the subject property. Mold or other contaminants may be present in areas not accessible or readily visible to the appraiser. If any toxic materials, wastes, molds, pollutants or contaminant are present on the property, the value of the property may be adversely affected. The appraiser is not qualified to determine the cause of the mold, the type of mold or whether the mold might pose any risk to the property or its inhabitants. This appraisal report is based on the assumption that the subject property is not so infected. The appraiser hereby reserves the right to alter, amend, revise or rescind any of the value opinions based upon any subsequent environmental impact studies, research or investigations. A professional environmental study or service is recommended. Since the appraiser is not an expert in the field of environmental hazards, this appraisal report must not be considered as an environmental assessment of the subject property.

RADON GAS

Radon is a naturally occurring radioactive gas that when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over a period of time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

INFESTATION

In the state of Florida, an individual certified in the identification, determination and eradication of wood destroying organisms can render a professional opinion on whether a structure is infested by wood destroying organisms. For a determination on whether a structure is infested, a licensed, certified individual should be contacted.

CONDITION OF COMPONENTS

Any opinion expressed in this appraisal pertaining to the condition of the appraised property’s, or comparable property’s, components is based on observation made at the time of inspection. This relies on visual indicators, as well as reasonable expectations, as to adequacy and is dictated by neighborhood standards relative to marketability. These observations do not constitute certification of condition, (including roof or termite problems), which may exist. If certification is required, a properly licensed or qualified individual should be consulted. The appraiser specifically denies having any legal or specialized expertise or knowledge beyond that customarily falling within the purview of a real estate appraiser. This exclusion included, but is not limited to, the ability to determine the accuracy of any information regarding site, size or elevation, building size or height, or other information ordinarily determined by a licensed surveyor; soil conditions ordinarily determined by a soil scientist or geologist; legal sufficiency of a deed or other title documents, which are legally determined by a licensed attorney; or structural, electrical or mechanical systems and integrity, ordinarily determined by an engineer or licensed contractor.

OWNER OF PUBLIC RECORD

In providing information regarding the owner of public record in this report, the undersigned appraiser has not performed a title search, nor was he/she provided with one. The appraiser does not warrant the statement of ownership of the subject property as presented herein, (since the appraiser is not an attorney), and has had to rely on the information provided via the most recently available data including county tax rolls, county and municipal records, MLXchange, RealQuest, Fares/Net, county appraiser websites and other sources. Any person or entity contemplating an interest in the subject property should rely solely upon a title and opinion prepared by a qualified attorney-at-law.

Form TADD - “TOTAL” appraisal software by a la mode, inc. - 1-800-ALAMODE

Supplemental Addendum	File No. 101931
Client	Compound Asset Management, Inc.
Property Address	68 SE 6TH ST
City	MIAMI	County	Miami-Dade	State	FL	Zip Code	33131
Owner	HARLEY HINES & NICHOLE HINES

SITE

Unless otherwise indicated, the appraiser assumes that the property, as inspected, was constructed in conformity with all applicable building and zoning codes and regulations and that all necessary permits and inspections have been obtained. To the best of the appraiser’s knowledge, the improvements on the property are legal and conform to current zoning regulations. In the event of a loss by fire, it is assumed that all improvements could be rebuilt without obtaining a zoning variance.

The opinion of zoning compliance requirements expressed in this appraisal is based on the appraiser’s inspection of the subject property and information generally available with respect to the appropriate zoning classifications. This opinion does not represent a certification of compliance, which can only be obtained from the proper jurisdictional authority.

FLOOD ZONE REPORTING

The appraisal report does not address the need for flood insurance. It only reports, based on information provided by outside data sources, on the location of the subject property in reference to the 100 Year Flood Plan or potential hazard due to tidal action. Flood zone, map date and map number are based on information published by the Federal Emergency Management Agency (FEMA) or the building department of the appropriate municipality. The approximate location of the appraised property on this map indicates the flood zone. At times, the subject falls near a border between two zones; in this case, the worst of the two zones is taken. This opinion does not represent a certification, which can only be obtained from a qualified professional. Actual flood elevations can only be certified by a licensed surveyor and flood zone information can only be certified by an agent authorized by FEMA. The flood zone information provided in this report shall be null and void in the event that either of these aforementioned parties provide different information.

SUBJECT’S SKETCH

The appraisal report contains a sketch, which is provided to show the approximate dimensions of the subject’s improvements. All measurements of the improvements have been rounded and the appraiser has tried to determine actual measurements as accurately as possible. This is not a survey and is not to be interpreted as a survey of the subject property. The sketch is included only to assist the reader in visualizing the subject and understanding the appraiser’s determination of its size.

SQUARE FOOTAGE

On the Public Records/Tax Rolls, the gross living area of homes is given in a composite form known as “adjusted living area” or”adjusted square footage”. This adjusted living area is the sum of the base living area of the home plus a percentage of other improved areas such as garage, carport, porches, etc. This composite figure is generally calculated on the following basis:

100% Base Living Area First Floor

80% Second Floor Living Area

65% Florida Room (added after original construction)

50% Garage – Unfinished/ 66% If Finished

33% Carport Area (no walls)

33% Patio Area (with roof)

33% Roof Overhang Area greater than 3 feet with a concrete walkway

25% Roof Overhang Area greater than 3 feet with no concrete walkway

Note: Rooms with high ceiling may be considered at more than 100%

Patio area around pools not under roof, even if screened, are not included in the adjusted square footage.

This appraisal uses gross living area in the market analysis section for both the Subject and the Comparable Sales.

LIVING AREA

The appraisal uses actual living area in the market analysis for both the subject property and comparable sales. During the inspection of the subject property, the appraiser obtained field measurements of the structure to determine the “gross living area.” A floor plan is provided as part of the appraisal report, which contains an “area calculations summary” and “living area” and/or “actual living area.” Areas such as garages and overhangs are not calculated in the “gross living area.”

The gross living areas of the comparable sales used in the report have been abstracted from information available to the appraiser from public records, tax roll services, real estate agents, sales offices, Fares/Net, the Multiple Listing Services, RealQuest and other services, which report square footage areas. These areas may have been further modified by the field appraiser’s observation of actual improvements, etc. The appraiser has not measured the comparable sales or had the benefit of surveys, unless otherwise noted.

FUNCTION AND USE OF APPRAISAL

The appraisal report is prepared for the sole and specific function of estimating “Fair Market Value” for the noted intended user. It is for the sole use of the client as identified in the report. As such, if other parties choose to rely on this appraisal report for reasons other than specified above, the appraiser is not obligated to such parties; furthermore, this other use does not result in such other parties becoming intended users of this report.

PURPOSE OF THE APPRAISAL

Unless otherwise stated in this report, the purpose of this appraisal is to estimate the market value of the subject property as of the date indicated. The definition of market value is as defined in page 4 of 6 of this report.

DATE OF APPRAISAL

The date of the appraisal is the date of the last site inspection of the subject property and the effective date of the appraisal report.

Form TADD - “TOTAL” appraisal software by a la mode, inc. - 1-800-ALAMODE

Supplemental Addendum	File No. 101931
Client	Compound Asset Management, Inc.
Property Address	68 SE 6TH ST
City	MIAMI	County	Miami-Dade	State	FL	Zip Code	33131
Owner	HARLEY HINES & NICHOLE HINES

PROPERTY RIGHTS APPRAISED

The subject property is appraised on the basis of a fee simple estate. A fee simple estate may be defined as an absolute fee, a fee without limitations to any particular class of heirs or restrictions, but subject to the limitations of eminent domain, escheat, police power and taxation; it is an inheritable estate.

CENSUS

A census tract is a distinctive geographical and statistical area as defined by the census bureau. The census bureau usually begins by defining a Metropolitan Statistical Area or MSA, consisting of 50,000 people or more. The geographic area of a census tract can contain from 2,000 to 8,000 people. The economic conditions that exist in a census tract are, on average, homogenous. These tracts of land are given a number, much like a plat map with folio numbers. The census tract is demographical in nature and includes such information as: housing cost, education levels, household income, professions, and housing profiles.

MARKET CONDITIONS

The figures and supported conclusions regarding the subject’s market conditions have been obtained from the appraiser’s observation of the marketing time for listings and sales within the subject’s immediate area, the ratio of the number of listings to sales and the dynamics of the neighborhood, city and state economies.

MARKET CONDITIONS IN NEIGHBORHOOD

Financing is available from local banks, credit unions and mortgage brokers. Typical transactions in the market area are conventional, FHA and VA financing.

FINANCING

In accordance with the definition of market value, as attached herein, the subject property is appraised on the basis of conventional financial arrangements, unaffected by special or creative financing or sales concessions granted by any one associated with the sale.

HIGHEST AND BEST USE

The Highest and Best Use of a site is the reasonable and probable use that supports the highest present value, as defined, as of the effective date of the appraisal. For improvements to represent the highest and best use of a site, they must be legally permitted, financially feasible, physically possible and provide more profit than any other use the site would generate.

ROOM LISTS

The number of rooms, bedrooms, baths and lavatories is typical of units in this neighborhood. Foyers, laundry rooms and all rooms below grade are excluded from the total room count. Total room counts are based on the data available, observation and/or estimated.

REMAINING ECONOMIC LIFE/EFFECTIVE AGE

The estimate of remaining economic life of the subject property is a subjective opinion based on noted market response to similar type properties and current historical economic data. It assumes the subject property will be continuously maintained and periodically updated as would be consistent with competent management and ownership. Further, it assumes that there will be no significant or substantial change in the external (economic or locational) factors that can affect the marketability or market value of the real estate.

The estimate of the subject property’s effective age is a subjective opinion based on its observed overall and individual component condition, levels of maintenance and rehabilitation in comparison with other properties in the subject’s market area. Each of these factors are substantially independent, with little substantive or subjective data providing any consistent measurable degree of correlation.

REAL ESTATE TAXES

The figure provided in this report for the subject property’s real estate taxes has been abstracted from county records, Fares/Net, RealQuest, property owner, sales office, etc. If the transaction in question is a purchase or sale, the prospective purchaser should not rely on the seller’s current property taxes as the amount of property taxes that the purchaser may be obligated to pay in the year subsequent to the purchase. A change of ownership or improvements to the subject property may trigger reassessments of the property that could result in higher property taxes. Should the prospective purchaser have any questions concerning the valuation, the county property appraiser’s office should be contacted for further information.

DIRECT SALES COMPARISON APPROACH

The direct sales comparison approach is based on the comparison of the subject with sales of similar type properties. It is an analysis of comparable sales, contract offerings and current listings of properties that are the most comparable to the subject property. The sales comparison approach utilizes the sales of similar properties to arrive at the estimated market value of the subject property. The most similar and comparable sales are utilized for the purpose of this analysis and are considered alternate choices within the market. Adjustments are applied to these sales to compensate for differences with the subject. Actual line adjustments, when applicable, are derived from the subject’s market area data analysis. Quantitative and qualitative techniques are employed in the sales comparison approach. Dollar adjustments are reflective of market reaction to the differences in the properties, not necessarily the cost of the difference. The sales comparison approach is generally considered the best indicator of market value for owner-occupied residential properties.

The sales comparison approach utilizes the sales of similar properties to arrive at the estimated market value for the subject property. Each comparable sale is adjusted for differences in time of sale, location, physical characteristics, financing concessions and other considerations in order to arrive at an opinion of the subject property’s market value.

Form TADD - “TOTAL” appraisal software by a la mode, inc. - 1-800-ALAMODE

Supplemental Addendum	File No. 101931
Client	Compound Asset Management, Inc.
Property Address	68 SE 6TH ST
City	MIAMI	County	Miami-Dade	State	FL	Zip Code	33131
Owner	HARLEY HINES & NICHOLE HINES

INCOME APPROACH

The income approach is presided on capitalizing a net operating income from a property to arrive at an indicated value. If the subject is a residential single family residence, typically purchased for the intangible amenities of home ownership and not for the purpose of generating income, the income approach to value is not used. This is because the income approach to value is not typically utilized to estimate the value of residential single family residences, not designed or built with the intention of income production as a primary goal. In these cases, the property was designed and built with the intention of owner-occupancy and therefore caters to an owner-occupant’s desire for comfort, convenience, personal taste and other tangible and intangible considerations. Rental properties are typically designed to primarily afford economy of construction and ease of operation costs. Based on these considerations, the income approach would not properly reflect the market’s relation to a owner-occupied property. When utilized in the appraisal of 2 to 4 family homes or reported for appraisal of tenant occupied units, GRM analysis should not be construed as an income approach. At best, GRM is a comparable sales bench-mark like $/GBA or GLA, value per unit or room. If the indicated value by income approach on the appraisal form was completed with N/A, then it was the judgment of the appraiser, based on the above factors and research, that the income approach was inappropriate for this assignment.

COST APPROACH

The Cost Approach to value includes a land value analysis and the estimated reproduction cost, or replacement cost new to construct, at current prices, a building with utility equivalent to the building being appraised, using modern materials, designs, layout and current construction standards. Rates for the cost approach were calculated using the Marshall & Swift’s Residential Cost Handbook. Physical, functional and external inadequacies, as measured in the market, are deducted accordingly. The cost approach is not required by Fannie Mae and is not as accurate or practical when appraising a single family residence. If included in this report, the cost approach is solely intended for mortgage finance transaction purposes; it is not intended to be used or relied upon for insurance purposes.

FINAL RECONCILIATION

Of the three approaches to value, the most weight was placed on the sales comparison approach to value, in arriving at an opinion of market value for the subject property.

PREDOMINANT VALUE/AGE

The term “predominant” is construed by the appraiser, for the purposes of this report, to be synonymous with the term “mode” (a frequency average) utilized in statistical analysis. The “mode” of any group of statistical data is simply that item that occurs with the most frequency. Therefore, the age or sales price which occurs within the marketplace with the greatest degree of frequency, within the time frame from which the sales data was selected, (typically 6 months or one year), is reported as the “predominant” factor. The appraiser is not aware of any study, doctrine or thesis indicating a consistent, direct relationship between a greater occurrence of any single factor within a limited time frame and the market value or marketability of one particular property. In many cases, it is nothing more than an occurrence or random chance.

PERSONAL PROPERTY/INTANGIBLE ITEMS/NON-REALTY ITEMS

Items of personal property and other non-realty items have not been included in the appraisal of the subject property. The indicated opinion of market value for the subject property does not include items of personal property, chattel or other non-realty property.

DIGITAL PHOTOGRAPHS

Digital photographs taken of the subject property and sales comparables were not enhanced or altered in any way, shape or form.

LINE ITEMS

The client may rely on the reported opinion of estimated market value for the subject property and the appraisal report as a whole. No reliance may be placed on any individual line item, and/or section of the report. All information contained herein is believed to be correct, but not guaranteed.

ITEMS LEFT BLANK

For the purpose of this appraisal report, an item left blank indicates this item does not apply to the subject property, a (No, or None) response, or that the appraiser is not able to ascertain and/or is not qualified to furnish this information.

COMPARABLE SALES

All comparable sales provided in the appraisal report are considered to be good indicators of the estimated opinion of market value for the subject. The comparable sales provided are the most recent, similar in design and appeal, year built and well located within a one mile radius. For any discrepancy between the subject and comparable sales provided in the appraisal report, the correct adjustments have been made to compensate for the difference.

DIGITAL SIGNATURE

The signatures provided in the report are true and accurate depiction of the original signatures and are an authorized representation. They are original, authentical computer-generated, laser/digital signatures encrypted into the appraisal forms software. As per the Uniform Standard of Professional Appraisal Practice Standards Rule, “a signature can be represented by a handwritten mark, a digitized image controlled by a personalized identification number, or other media, where the appraiser has sole, personalized control of affixing the signature.” These signatures have been approved by Fannie Mae and Freddie Mac for residential appraisal practice. Usage of digital signature technology by Federal Law is deemed to be equivalent of a signature created by hand by that individual. Electronic signatures are password protected via the software used by the appraiser. I acknowledge the photo requirements, and attest that I provided original photos for the following: Subject Front, Rear, both sides and Street, Physical Deterioration(if warranted / reported / observed) Recent Updates, Remodeling, Renovation (if warranted / reported / observed), All Characteristics Affecting Value(if warranted / reported / observed), Kitchen and all Bathrooms, Main Living Areas , Each of the gridded comps and Aerial photo.

If there was an unavoidable circumstance that required use of a non-original photo, such as using an MLS photo, or re-use of an out of season file photo, it does not deter from the credibility of the report.

Form TADD - “TOTAL” appraisal software by a la mode, inc. - 1-800-ALAMODE

Subject Photos

Client	Compound Asset Management, Inc.
Property Address	68 SE 6TH ST
City	MIAMI	County	Miami-Dade	State	FL	Zip Code	33131
Owner	HARLEY HINES & NICHOLE HINES

Subject Front
68 SE 6th St Apt 1805
Sales Price	445,000
Gross Living Area	879
Total Rooms	3
Total Bedrooms	1
Total Bathrooms	1.1
Location	Good
View	City, partial bay
Site
Quality	Good
Age	3 Years

Subject Rear

Subject View

Form PICPIX.SR - "TOTAL" appraisal software by a la mode, inc. - 1-800-ALAMODE

Interior Photograph

Client	Compound Asset Management, Inc.
Property Address	68 SE 6TH ST
City	MIAMI	County	Miami-Dade	State	FL	Zip Code	33131
Owner	HARLEY HINES & NICHOLE HINES

Form PICFOUR - "TOTAL" appraisal software by a la mode, inc. - 1-800-ALAMODE

Comparable Photos

Client	Compound Asset Management, Inc.
Property Address	68 SE 6TH ST
City	MIAMI	County	Miami-Dade	State	FL	Zip Code	33131
Owner	HARLEY HINES & NICHOLE HINES

Comparable 1
68 SE 6TH ST APT 3105
Prox. to Subject	LESS THAN 0.01 MILES
Sales Price	590,000
Gross Living Area	879
Total Rooms	3
Total Bedrooms	1
Total Bathrooms	1.1
Location	Good
View	City, partial bay
Site
Quality	Good
Age	3 Years

Comparable 2
88 SW 7TH ST APT 1708
Prox. to Subject	0.13 MILES SW
Sales Price	450,000
Gross Living Area	883
Total Rooms	3
Total Bedrooms	1
Total Bathrooms	1.1
Location	Good
View	City
Site
Quality	Good(upgraded Pk)
Age	3 Years

Comparable 3
88 SW 7TH ST APT 1707
Prox. to Subject	0.13 MILES SW
Sales Price	540,000
Gross Living Area	1,070
Total Rooms	3
Total Bedrooms	1
Total Bathrooms	1.1
Location	Good
View	City, partial bay
Site
Quality	Good
Age	3 Years

Form PICPIX.CR - "TOTAL" appraisal software by a la mode, inc. - 1-800-ALAMODE

Building Sketch

Client	Compound Asset Management, Inc.
Property Address	68 SE 6TH ST
City	MIAMI	County	Miami-Dade	State	FL	Zip Code	33131
Owner	HARLEY HINES & NICHOLE HINES

Form SKT.BLDSKI - “TOTAL” appraisal software by a la mode, inc. - 1-800-ALAMODE

Location Map

Client	Compound Asset Management, Inc.
Property Address	68 SE 6TH ST
City	MIAMI	County	Miami-Dade	State	FL	Zip Code	33131
Owner	HARLEY HINES & NICHOLE HINES

a la mode, inc.
The leader in real estate technology
SUBJECT
68 SE 6th St1805
COMPARABLE No. 1
68 SE 6th St Apt 3105
Less than 0.01 miles
COMPARABLE No. 2
88 SW 7th St Apt 1708
0.13 miles SW
COMPARABLE No. 3
88 SW 7th St Apt 1707
0.13 miles SW
Miami River
SW 1st St
SE 1st St
SW 2nd St
SE 2nd St
SW 3rd St
SE 3rd St
SE 4th St
S 4th St
SW 6th St
SW 7th St
SE 7th St
SW 8th St
Carlos Arboleya Bl
SE 8th St
SW 9th St
SE 9th St
SW 10th St
SW 11th St
SW 12th St
S Miami Ave
SW 1st Ave
Brickell Ave
SE 2nd Ave
Biscayne Boulev
Kagoshima Way
Riverfront Alley
Waters Ave
Key Way
Ivy
Mint
Garage 2
MIAMI AVENUE METROMOVER STATION
THIRD STREET METROMOVER STATION
KNIGHT CENTER METROMOVER STATI...
BRICKELL CITY CENTRE METROMOVE...
TENTH STREET PROMANADE METROMO...
BRICKELL STATION RAIL SOUTHBOU...
BRICKELL METROMOVER STATION
Miami Tower
Miami River Walk
Viceroy Tower
Icon Brickell
Butch Brickell
World Plaza
Church of Miami
701 Brickell Avenue
777 Brickell Avenue
One Brickell Square
Plaza on Brickell Tower I
Plaza on Brickell
Tower 4
Tower 3
Tower 2
Tower 1
The Four Ambassadors
999 Brickell
Brickell Bay Office Tower
Camden Brickell
1050 Brickell Avenue
Southside Park
The Mark
Brickell Plaza
Brickell Bay Dr
SW 1st Ct
SE 3rd Ave
Bing
250 feet
100 m
© 2019 HERE, © 2019 Microsoft Corporation Terms

Form MAP.LOC - “TOTAL” appraisal software by a la mode, inc. - 1-800-ALAMODE

File No. 101931

DEFINITION OF MARKET VALUE: The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (1) buyer and seller are typically motivated; (2) both parties are well informed or well advised, and each acting in what they consider their own best interests; (3) a reasonable time is allowed for exposure in the open market; (4) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and (5) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions* granted by anyone associated with the sale. (Source: FDIC Interagency Appraisal and Evaluation Guidelines, 2010.)

* Adjustments to the comparables must be made for special or creative financing or sales concessions. No adjustments are necessary for those costs which are normally paid by sellers as a result of tradition or law in a market area; these costs are readily identifiable since the seller pays these costs in virtually all sales transactions. Special or creative financing adjustments can be made to the comparable property by comparisons to financing terms offered by a third party institutional lender that is not already involved in the property or transaction. Any adjustment should not be calculated on a mechanical dollar for dollar cost of the financing or concession but the dollar amount of any adjustment should approximate the market’s reaction to the financing or concessions based on the appraiser’s judgment.

STATEMENT OF LIMITING CONDITIONS AND CERTIFICATION

CONTINGENT AND LIMITING CONDITIONS: The appraiser’s certification that appears in the appraisal report is subject to the following conditions:

1. The appraiser will not be responsible for matters of a legal nature that affect either the property being appraised or the title to it. The appraiser assumes that the title is good and marketable and, therefore, will not render any opinions about the title. The property is valued on the basis of it being under responsible ownership.

2. Any sketch provided in the appraisal report may show approximate dimensions of the improvements and is included only to assist the reader of the report in visualizing the property. The appraiser has made no survey of the property.

3. The appraiser will not give testimony or appear in court because he or she made an appraisal of the property in question, unless specific arrangements to do so have been made beforehand, or as otherwise required by law.

4. Any distribution of valuation between land and improvements in the report applies only under the existing program of utilization. These separate valuations of the land and improvements must not be used in conjunction with any other appraisal and are invalid if they are so used.

5. The appraiser has no knowledge of any hidden or unapparent conditions of the property or adverse environmental conditions (including the presence of hazardous waste, toxic substances, etc.) that would make the property more or less valuable, and has assumed that there are no such conditions and makes no guarantees or warranties, express or implied, regarding the condition of the property. The appraiser will not be responsible for any such conditions that do exist or for any engineering or testing that might be required to discover whether such conditions exist. This appraisal report must not be considered an environmental assessment of the subject property.

6. The appraiser obtained the information, estimates, and opinions that were expressed in the appraisal report from sources that he or she considers to be reliable and believes them to be true and correct. The appraiser does not assume responsibility for the accuracy of such items that were furnished by other parties.

7. The appraiser will not disclose the contents of the appraisal report except as provided for in the Uniform Standards of Professional Appraisal Practice, and any applicable federal, state or local laws.

8. The appraiser has based his or her appraisal report and valuation conclusion for an appraisal that is subject to satisfactory completion, repairs, or alterations on the assumption that completion of the improvements will be performed in a workmanlike manner.

9. The appraiser must provide his or her prior written consent before the lender/client specified in the appraisal report can distribute the appraisal report (including conclusions about the property value, the appraiser’s identity and professional designations, and references to any professional appraisal organizations or the firm with which the appraiser is associated) to anyone other than the borrower; the mortgagee or its successors and assigns; the mortgage insurer; consultants; professional appraisal organizations; any state or federally approved financial institution; or any department, agency, or instrumentality of the United States or any state or the District of Columbia; except that the lender/client may distribute the property description section of the report only to data collection or reporting service(s) without having to obtain the appraiser’s prior written consent. The appraiser’s written consent and approval must also be obtained before the appraisal can be conveyed by anyone to the public through advertising, public relations, news, sales, or other media.

10. The appraiser is not an employee of the company or individual(s) ordering this report and compensation is not contingent upon the reporting of a predetermined value or direction of value or upon an action or event resulting from the analysis, opinions, conclusions, or the use of this report. This assignment is not based on a required minimum, specific valuation, or the approval of a loan.

Form ACR2 DEFD - “TOTAL” appraisal software by a la mode, inc. - 1-800-ALAMODE

File No. 101931

CERTIFICATION: The appraiser certifies and agrees that:

1. The statements of fact contained in this report are true and correct.

2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are my personal, impartial, and unbiased professional analyses, opinions, and conclusions.

3. Unless otherwise indicated, I have no present or prospective interest in the property that is the subject of this report and no personal interest with respect to the parties involved.

4. Unless otherwise indicated, I have performed no services, as an appraiser or in any other capacity, regarding the property that is the subject of this report within the three-year period immediately preceding acceptance of this assignment.

5. I have no bias with respect to the property that is the subject of this report or the parties involved with this assignment.

6. My engagement in this assignment was not contingent upon developing or reporting predetermined results.

7. My compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

8. My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice that were in effect at the time this report was prepared.

9. Unless otherwise indicated, I have made a personal inspection of the interior and exterior areas of the property that is the subject of this report, and the exteriors of all properties listed as comparables.

10. Unless otherwise indicated, no one provided significant real property appraisal assistance to the person(s) signing this certification (if there are exceptions, the name of each individual providing significant real property appraisal assistance is stated elsewhere in this report).

ADDRESS OF PROPERTY ANALYZED:	68 SE 6TH ST, MIAMI, FL 33131

APPRAISER:	SUPERVISORY or CO-APPRAISER (if applicable):

Signature:	Signature:

Name:	Rene Iglesias	Name:

Title:	Title:

State Certification #:	St.Cert.Res.REA RD2661	State Certification #:

or State License #:	or State License #:

State:	FL	Expiration Date of Certification or License:	11/30/2020	State:	Expiration Date of Certification or License:

Date Signed:	10/24/2019	Date Signed:

☐ Did ☐ Did Not Inspect Property

Form ACR2 DEFD - “TOTAL” appraisal software by a la mode, inc. - 1-800-ALAMODE